Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Expects to Increase Investments in Growth, Including a New U.S. Manufacturing Plant

Announces 2018 Guidance

Additional $10 Billion of Share Repurchases Authorized

THOUSAND OAKS, Calif. (Feb. 1, 2018) – Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year 2017. Key results include:

•	For the fourth quarter, total revenues decreased 3 percent versus the fourth quarter of 2016 to $5.8 billion. For the full year, total revenues decreased 1 percent to $22.8 billion.

•	GAAP loss per share of $5.89 for the fourth quarter and GAAP earnings per share (EPS) of $2.69 for the full year include a $6.1 billion charge related to impacts of U.S. corporate tax reform.

•	Non-GAAP EPS were flat in the fourth quarter at $2.89. Non-GAAP EPS increased 8 percent for the full year to $12.58, driven by higher operating margins and interest income and a lower share count.

•	Free cash flow for the full year grew 9 percent to $10.5 billion, driven by higher operating income and favorable changes in working capital. At year end, cash and investments totaled $41.7 billion.

•	The Company expects to increase investments to drive additional volume-driven growth of novel medicines in large patient populations. These plans include a new U.S. manufacturing plant.

•

Cash returned to shareholders totaled $6.5 billion in 2017 through dividends and share repurchases. The Company’s Board of Directors authorized an additional $10 billion of share repurchases. This authorization is in addition to the existing $4.4 billion in share repurchase authorization as of Dec. 31, 2017.

•	2018 total revenues guidance of $21.8-$22.8 billion; EPS guidance of $11.18-$12.36 on a GAAP basis and $12.60-$13.70 on a non-GAAP basis.

“With strong volume-driven growth for our recently launched products and a promising new product pipeline, we are well positioned for future growth,” said Robert A. Bradway, chairman and chief executive officer. “We expect several developments to provide an additional boost for these products, most notably the recent inclusion of cardiovascular outcomes data in the Repatha® (evolocumab) prescribing information.

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

$Millions, except EPS and percentages	Q4’17	Q4’16	YOY Δ	FY ’17	FY ’16	YOY Δ
Total Revenues	$5,802	$5,965	(3%)	$22,849	$22,991	(1%)
GAAP Operating Income	$2,245	$2,485	(10%)	$9,973	$9,794	2%
GAAP Net (Loss) Income	$(4,264)	$1,935	*	$1,979	$7,722	(74%)
GAAP (Loss) Earnings Per Share	$(5.89)	$2.59	*	$2.69	$10.24	(74%)
Non-GAAP Operating Income	$2,555	$2,859	(11%)	$11,658	$11,446	2%
Non-GAAP Net Income	$2,104	$2,160	(3%)	$9,246	$8,785	5%
Non-GAAP EPS	$2.89	$2.89	0%	$12.58	$11.65	8%

*	Change in excess of 100%

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Product Sales Performance

•	Total product sales decreased 2 percent for the fourth quarter of 2017 versus the fourth quarter of 2016. Product sales were flat for the full year.

•	Repatha sales increased 69 percent for the fourth quarter and 126 percent for the full year driven by higher unit demand.

•	BLINCYTO® (blinatumomab) sales increased 59 percent for the fourth quarter and 52 percent for the full year driven by higher unit demand and, to a lesser extent, net selling price.

•	Prolia® (denosumab) sales increased 24 percent for the fourth quarter and 20 percent for the full year driven by higher unit demand.

•	KYPROLIS® (carfilzomib) sales increased 24 percent for the fourth quarter and 21 percent for the full year driven by higher unit demand.

•	Vectibix® (panitumumab) sales increased 11 percent for the fourth quarter and 5 percent for the full year driven by higher unit demand.

•	Nplate® (romiplostim) sales increased 10 percent for the fourth quarter and the full year driven by higher unit demand.

•

XGEVA® (denosumab) sales increased 4 percent for the fourth quarter driven by higher unit demand, favorable changes in inventory levels and net selling price. Sales increased 3 percent for the full year driven primarily by higher unit demand.

•

Sensipar/Mimpara® (cinacalcet) sales were flat for the fourth quarter as higher net selling price was offset by unfavorable changes in inventory levels. Sales increased 9 percent for the full year driven by net selling price and, to a lesser extent, higher unit demand.

•

Neulasta® (pegfilgrastim) sales were flat for the fourth quarter as lower unit demand was offset by favorable changes in accounting estimates. Sales decreased 2 percent for the full year driven by lower unit demand offset partially by net selling price.

•

Aranesp® (darbepoetin alfa) sales decreased 7 percent for the fourth quarter driven primarily by lower unit demand, favorable prior year changes in accounting estimates and unfavorable changes in foreign exchange rates. Sales decreased 2 percent for the full year as unfavorable changes in foreign exchange rates were offset partially by higher unit demand.

•	Enbrel® (etanercept) sales decreased 13 percent for the fourth quarter and 9 percent for the full year driven by lower unit demand and net selling price.

•	EPOGEN® (epoetin alfa) sales decreased 15 percent for the fourth quarter and the full year driven primarily by lower net selling price.

•	NEUPOGEN® (filgrastim) sales decreased 27 percent for the fourth quarter and 28 percent for the full year driven by lower unit demand.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

	Q4’17			Q4’16	YOYΔ
$Millions, except percentages	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$70	$28	$98	$58	69%
BLINCYTO®	29	17	46	29	59%
Prolia®	369	205	574	463	24%
KYPROLIS®	150	77	227	183	24%
Vectibix®	63	96	159	143	11%
Nplate®	100	65	165	150	10%
XGEVA®	285	106	391	376	4%
Sensipar® / Mimpara®	322	91	413	411	0%
Neulasta®	969	145	1,114	1,116	0%
Aranesp®	263	228	491	526	(7%)
Enbrel®	1,368	55	1,423	1,644	(13%)
EPOGEN®	270	0	270	316	(15%)
NEUPOGEN®	82	44	126	173	(27%)
Other*	13	59	72	75	(4%)

Total product sales	$4,353	$1,216	$5,569	$5,663	(2%)

* Other includes Bergamo, MN Pharma, IMLYGIC®, Corlanor®, and Parsabiv™
	FY ‘17			FY ‘16	YOY Δ
$Millions, except percentages	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$225	$94	$319	$141	*
BLINCYTO®	114	61	175	115	52%
Prolia®	1,272	696	1,968	1,635	20%
KYPROLIS®	562	273	835	692	21%
Nplate®	392	250	642	584	10%
Sensipar® / Mimpara®	1,374	344	1,718	1,582	9%
Vectibix®	251	391	642	611	5%
XGEVA®	1,157	418	1,575	1,529	3%
Aranesp®	1,114	939	2,053	2,093	(2%)
Neulasta®	3,931	603	4,534	4,648	(2%)
Enbrel®	5,206	227	5,433	5,965	(9%)
EPOGEN®	1,096	0	1,096	1,282	(15%)
NEUPOGEN®	369	180	549	765	(28%)
Other**	68	188	256	250	2%

Total product sales	$17,131	$4,664	$21,795	$21,892	0%

*	Change in excess of 100%
**	Other includes Bergamo, MN Pharma, IMLYGIC®, Corlanor®, and Parsabiv™

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis

On a GAAP basis:

•

Total Operating Expenses increased 2 percent in the fourth quarter and decreased 2 percent for the full year, with all expense categories reflecting savings from our transformation and process improvement efforts. Cost of Sales margin was unfavorable by 0.2 percentage points in the fourth quarter driven primarily by expenses related to Hurricane Maria in Puerto Rico, unfavorable product mix and other inventory costs, offset partially by lower amortization of intangible assets and royalties. For the full year, Cost of Sales margin improved 0.3 percentage points driven primarily by lower amortization of intangible assets, lower royalties and favorable manufacturing costs, offset partially by expenses related to Hurricane Maria, unfavorable product mix and other inventory costs. Research & Development (R&D) expenses decreased 3 percent for the fourth quarter and 7 percent for the full year driven primarily by lower spending required to support certain later-stage clinical programs and lower external business development expenses. Selling, General & Administrative (SG&A) expenses increased 8 percent in the fourth quarter due to investments in product launches and marketed product support, offset partially by the expiration of ENBREL residual royalty payments. For the full year, SG&A expenses decreased 4 percent due to the expiration of ENBREL residual royalty payments, offset partially by investments in product launches and marketed product support. Other expenses increased for the full year due primarily to net charges related to the Company’s decision to discontinue internal development of AMG 899 in Q3 2017.

•	Operating Margin decreased by 3.6 percentage points in the fourth quarter to 40.3 percent, and improved by 1.1 percentage points for the full year to 45.8 percent.

•	Tax Rate increased in the fourth quarter and full year due to the impacts of U.S. corporate tax reform.

On a non-GAAP basis:

•

Total Operating Expenses increased 5 percent in the fourth quarter and decreased 3 percent for the full year, with all expense categories reflecting savings from our transformation and process improvement efforts. Cost of Sales margin was unfavorable by 1.4 percentage points in the fourth quarter driven primarily by expenses related to Hurricane Maria in Puerto Rico, unfavorable product mix and other inventory costs, offset partially by lower royalties. For the full year, Cost of Sales margin was unfavorable by 0.2 percentage points driven primarily by expenses related to Hurricane Maria, unfavorable product mix and other inventory costs, offset partially by lower royalties and favorable manufacturing costs. R&D expenses decreased 3 percent for the fourth quarter and 7 percent for the full year driven primarily by lower spending required to support certain later-stage clinical programs and lower external business development expenses. SG&A expenses increased 8 percent in the fourth quarter due to investments in product launches and marketed product support, offset partially by the expiration of ENBREL residual royalty payments. For the full year, SG&A expenses decreased 2 percent due to the expiration of ENBREL residual royalty payments, offset partially by investments in product launches and marketed product support.

•	Operating Margin decreased by 4.6 percentage points in the fourth quarter to 45.9 percent, and improved by 1.2 percentage points for the full year to 53.5 percent.

•

Tax Rate for the fourth quarter decreased 2.1 percentage points due primarily to favorable changes in the geographic mix of earnings. The full year tax rate decreased 0.8 percentage points driven by changes in the geographic mix of earnings, offset partially by lower tax benefits from share-based compensation payments.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

	GAAP				Non-GAAP
$Millions, except percentages	Q4’17	Q4’16	YOY Δ		Q4’17	Q4’16	YOY Δ
Cost of Sales	$1,059	$1,067	(1%)		$816	$753	8%
% of product sales	19.0%	18.8%	0.2	pts.	14.7%	13.3%	1.4	pts.
Research & Development	$1,043	$1,078	(3%)		$1,025	$1,056	(3%)
% of product sales	18.7%	19.0%	(0.3	) pts.	18.4%	18.6%	(0.2	) pts.
Selling, General & Administrative	$1,427	$1,323	8%		$1,406	$1,297	8%
% of product sales	25.6%	23.4%	2.2	pts.	25.2%	22.9%	2.3	pts.
Other	$28	$12	*		$0	$0	NM
TOTAL Operating Expenses	$3,557	$3,480	2%		$3,247	$3,106	5%

Operating Margin
operating income as a % of product sales	40.3%	43.9%	(3.6	) pts.	45.9%	50.5%	(4.6	) pts.

Tax Rate	292.6%	15.2%	277.4	pts.	16.6%	18.7%	(2.1	) pts.

*	Change in excess of 100%

NM: Not Meaningful

pts: percentage points

	GAAP				Non-GAAP
$Millions, except percentages	FY ‘17	FY ‘16	YOY Δ		FY ‘17	FY ‘16	YOY Δ
Cost of Sales	$4,069	$4,162	(2%)		$2,943	$2,913	1%
% of product sales	18.7%	19.0%	(0.3	) pts.	13.5%	13.3%	0.2	pts.
Research & Development	$3,562	$3,840	(7%)		$3,482	$3,755	(7%)
% of product sales	16.3%	17.5%	(1.2	) pts.	16.0%	17.2%	(1.2	) pts.
Selling, General & Administrative	$4,870	$5,062	(4%)		$4,766	$4,877	(2%)
% of product sales	22.3%	23.1%	(0.8	) pts.	21.9%	22.3%	(0.4	) pts.
Other	$375	$133	*		$0	$0	NM
TOTAL Operating Expenses	$12,876	$13,197	(2%)		$11,191	$11,545	(3%)

Operating Margin
operating income as a % of product sales	45.8%	44.7%	1.1	pts.	53.5%	52.3%	1.2	pts.

Tax Rate	79.4%	15.7%	63.7	pts.	18.0%	18.8%	(0.8	) pts.

*	Change in excess of 100%

NM: Not Meaningful

pts: percentage points

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Cash Flow and Balance Sheet

•

The Company generated $2.9 billion of free cash flow in the fourth quarter of 2017, flat versus the fourth quarter of 2016. The Company generated $10.5 billion of free cash flow for the full year versus $9.6 billion in 2016 driven by higher operating income and favorable changes in working capital.

•

The Company’s first quarter 2018 dividend of $1.32 per share declared on Dec. 12, 2017, will be paid on March 8, 2018, to all stockholders of record as of Feb. 15, 2018. This represents a 15 percent increase from that paid in each of the previous four quarters.

•

During the fourth quarter, the Company repurchased 4.5 million shares of common stock at a total cost of $0.8 billion. For the full year, the Company repurchased 18.5 million shares of common stock at a total cost of $3.1 billion. In January 2018, the Company’s Board of Directors authorized an additional $10 billion of share repurchases. This authorization is in addition to the existing $4.4 billion in share repurchase authorization as of Dec. 31, 2017.

$Billions, except shares	Q4’17	Q4’16	YOY Δ	FY ’17	FY ’16	YOY Δ
Operating Cash Flow	$3.0	$3.1	($0.1)	$11.2	$10.4	$0.8
Capital Expenditures	0.2	0.2	(0.1)	0.7	0.7	(0.1)
Free Cash Flow	2.9	2.9	0.0	10.5	9.6	0.9
Dividends Paid	0.8	0.7	0.1	3.4	3.0	0.4
Share Repurchase	0.8	1.0	(0.2)	3.1	3.0	0.1
Avg. GAAP Diluted Shares (millions)	724	748	(24)	735	754	(19)
Avg. Non-GAAP Diluted Shares (millions)	729	748	(19)	735	754	(19)

Cash and Investments	41.7	38.1	3.6	41.7	38.1	3.6
Debt Outstanding	35.3	34.6	0.7	35.3	34.6	0.7
Stockholders’ Equity	25.2	29.9	(4.6)	25.2	29.9	(4.6)

Note: Numbers may not add due to rounding

Additional Capital Investments in the United States

The Company expects to invest approximately $3.5 billion in capital expenditures over the next five years, with approximately 75 percent of that investment in the U.S., up from about 50 percent in recent years. This investment includes committing up to $300 million to build a new manufacturing plant in the U.S. The new facility will employ Amgen’s proven next-generation biomanufacturing capabilities, and manufacture products for the U.S. and export markets. Next-generation biomanufacturing requires less time and capital investment to build than a traditional biomanufacturing plant and is less costly to operate, with less environmental impact. The construction and validation work is expected to add 220 jobs to the local economy. In addition, Amgen expects this new facility to employ up to 300 highly skilled full-time employees. Amgen expects to finalize the exact location in the second quarter. The Company is also increasing the size of the Amgen Ventures fund, providing up to $300 million of growth capital for early-stage, innovative biotechnology companies in the U.S.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

2018 Guidance

For the full year 2018, the Company expects:

•	Total revenues in the range of $21.8 billion to $22.8 billion.

•	On a GAAP basis, EPS in the range of $11.18 to $12.36 and a tax rate in the range of 13 percent to 14 percent.

•	On a non-GAAP basis, EPS in the range of $12.60 to $13.70 and a tax rate in the range of 14 percent to 15 percent.

•	Capital expenditures to be approximately $750 million.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Fourth Quarter Product and Pipeline Update

Key development milestones:

Clinical Program	Indication	Projected Milestone
KYPROLIS	Relapsed or refractory multiple myeloma	EU regulatory review (ENDEAVOR OS data) Regulatory reviews (ASPIRE OS data)

BLINCYTO	Acute lymphoblastic leukemia	EU regulatory review (TOWER OS data) Regulatory reviews (MRD-positive)

XGEVA	Prevention of SREs in multiple myeloma	EU regulatory review

Prolia	Glucocorticoid-induced osteoporosis	U.S. regulatory review

EVENITY™(romosozumab)	Postmenopausal osteoporosis	U.S. regulatory resubmission EU regulatory review

Aimovig™ (erenumab)	Migraine prevention	U.S. regulatory review

ABP 710 (biosimilar infliximab)	Oncology	Phase 3 data

ABP 980 (biosimilar trastuzumab)	Oncology	Regulatory reviews

OS = overall survival; MRD = minimal residual disease; SRE = skeletal-related event

The Company provided the following updates on selected product and pipeline programs:

Repatha

•	Repatha is the first and only PCSK9 inhibitor approved to prevent heart attacks, strokes and coronary revascularizations in adults with established cardiovascular disease.

•

In December, the U.S. Food and Drug Administration (FDA) approved the supplemental Biologics License Application (sBLA) to include data from the Phase 3 Repatha cardiovascular outcomes study in the prescribing information (PI).

•

The FDA also approved Repatha to be used as an adjunct to diet, alone or in combination with other lipid-lowering therapies, such as statins, for the treatment of adults with primary hyperlipidemia to lower LDL-C.

Tezepelumab

•	In December, patients began enrolling in a Phase 3 study to evaluate the efficacy and safety of tezepelumab in adults and adolescents with severe uncontrolled asthma.

Aimovig

•

In January, a Phase 3b study met its primary endpoint and all secondary endpoints in patients with episodic migraine who had experienced two to four previous preventive treatment failures due to lack of efficacy or intolerable side effects.

KYPROLIS

•	In January, the FDA approved a supplemental New Drug Application (sNDA) to include OS data from the Phase 3 head-to-head ENDEAVOR study in the PI.

•

In January, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion recommending a label variation to include updated OS data from the Phase 3 head-to-head ENDEAVOR study in patients with relapsed or refractory multiple myeloma.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

•	In December, the Company submitted an sNDA to the FDA and a variation to the marketing authorization to the EMA to include the OS data from the ASPIRE study in the product labeling.

XGEVA

•	In January, the FDA approved an sBLA to expand the currently approved indication to include the prevention of SREs in patients with multiple myeloma.

•

A Phase 3 study of XGEVA as an experimental adjuvant treatment for women with high-risk, early stage breast cancer receiving standard of care neoadjuvant or adjuvant cancer therapy did not meet its primary endpoint of bone metastasis-free survival.

Nplate

•

In January, the European Commission (EC) approved an expanded indication to include the treatment of chronic immune (idiopathic) thrombocytopenic purpura in patients one year of age and older who are refractory to other treatments.

BLINCYTO

•

In December, the Company announced that the FDA accepted for priority review an sBLA for the treatment of MRD in patients with acute lymphoblastic leukemia (ALL). The Prescription Drug User Fee Act target action date is March 29, 2018.

•

In January, the CHMP of the EMA adopted a positive opinion recommending a label variation to include OS data from the Phase 3 TOWER study, supporting the conversion of the conditional marketing authorization to a full marketing authorization in adult patients with Philadelphia chromosome-negative relapsed or refractory B-cell precursor ALL.

EVENITY

•

In January, the Company announced that the EMA accepted the Marketing Authorization Application (MAA) for EVENITY for the treatment of osteoporosis in postmenopausal women and in men at increased risk of fracture.

MVASI™ (biosimilar bevacizumab)

•	In January, the EC granted marketing authorization for MVASI, a biosimilar to Avastin®, for the treatment of certain types of cancer.

EVENITY and Aimovig trade names provisionally approved by FDA

EVENITY is developed in collaboration with UCB globally, as well as our joint venture partner Astellas in Japan

Tezepelumab is developed in collaboration with AstraZeneca

Aimovig is developed in collaboration with Novartis

Avastin is a registered trademark of Genentech

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the fourth quarters and full years of 2017 and 2016, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2018 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items, including the repatriation tax on accumulated foreign earnings and other impacts of U.S. corporate tax reform, from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2017 and 2016. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all. We are increasingly dependent on information technology systems, infrastructure and data security. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Amgen Inc.

Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Product sales	$5,569	$5,663	$21,795	$21,892
Other revenues	233	302	1,054	1,099

Total revenues	5,802	5,965	22,849	22,991

Operating expenses:
Cost of sales	1,059	1,067	4,069	4,162
Research and development	1,043	1,078	3,562	3,840
Selling, general and administrative	1,427	1,323	4,870	5,062
Other	28	12	375	133

Total operating expenses	3,557	3,480	12,876	13,197

Operating income	2,245	2,485	9,973	9,794

Interest expense, net	332	328	1,304	1,260
Interest and other income, net	301	126	928	629

Income before income taxes	2,214	2,283	9,597	9,163

Provision for income taxes	6,478	348	7,618	1,441

Net (loss) income	$(4,264)	$1,935	$1,979	$7,722

(Loss) earnings per share:
Basic	$(5.89)	$2.61	$2.71	$10.32
Diluted	$(5.89)	$2.59	$2.69	$10.24

Weighted average shares used in calculation of (loss) earnings per share:
Basic	724	742	731	748
Diluted	724	748	735	754

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Amgen Inc.

Consolidated Balance Sheets - GAAP

(In millions)

	December 31,
	2017	2016
Assets
Current assets:
Cash, cash equivalents and marketable securities	$41,678	$38,085
Trade receivables, net	3,237	3,165
Inventories	2,834	2,745
Other current assets	1,727	2,015

Total current assets	49,476	46,010
Property, plant and equipment, net	4,989	4,961
Intangible assets, net	8,609	10,279
Goodwill	14,761	14,751
Other assets	2,119	1,625

Total assets	$79,954	$77,626

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,868	$6,801
Short-term borrowings and current portion of long-term debt	1,152	4,403

Total current liabilities	9,020	11,204
Long-term debt	34,190	30,193
Long-term deferred tax liabilities	1,166	2,436
Long-term tax liabilities	9,099	2,419
Other noncurrent liabilities	1,238	1,499
Stockholders’ equity	25,241	29,875

Total liabilities and stockholders’ equity	$79,954	$77,626

Shares outstanding	722	738

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(Dollars in millions)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2017	2016	2017	2016
GAAP cost of sales	$1,059	$1,067	$4,069	$4,162
Adjustments to cost of sales:
Acquisition-related expenses (a)	(243)	(314)	(1,126)	(1,248)
Certain net charges pursuant to our restructuring initiative	—	—	—	(1)

Total adjustments to cost of sales	(243)	(314)	(1,126)	(1,249)

Non-GAAP cost of sales	$816	$753	$2,943	$2,913

GAAP cost of sales as a percentage of product sales	19.0%	18.8%	18.7%	19.0%
Acquisition-related expenses (a)	-4.3	-5.5	-5.2	-5.7
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0

Non-GAAP cost of sales as a percentage of product sales	14.7%	13.3%	13.5%	13.3%

GAAP research and development expenses	$1,043	$1,078	$3,562	$3,840
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(20)	(20)	(77)	(78)
Certain net charges pursuant to our restructuring initiative	2	(2)	(3)	(7)

Total adjustments to research and development expenses	(18)	(22)	(80)	(85)

Non-GAAP research and development expenses	$1,025	$1,056	$3,482	$3,755

GAAP research and development expenses as a percentage of product sales	18.7%	19.0%	16.3%	17.5%
Acquisition-related expenses (a)	-0.3	-0.4	-0.3	-0.3
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0

Non-GAAP research and development expenses as a percentage of product sales	18.4%	18.6%	16.0%	17.2%

GAAP selling, general and administrative expenses	$1,427	$1,323	$4,870	$5,062
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(20)	(26)	(99)	(180)
Certain net charges pursuant to our restructuring initiative	(1)	—	(2)	(5)
Other	—	—	(3)	—

Total adjustments to selling, general and administrative expenses	(21)	(26)	(104)	(185)

Non-GAAP selling, general and administrative expenses	$1,406	$1,297	$4,766	$4,877

GAAP selling, general and administrative expenses as a percentage of product sales	25.6%	23.4%	22.3%	23.1%
Acquisition-related expenses (b)	-0.4	-0.5	-0.4	-0.8
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0
Other	0.0	0.0	0.0	0.0

Non-GAAP selling, general and administrative expenses as a percentage of product sales	25.2%	22.9%	21.9%	22.3%

GAAP operating expenses	$3,557	$3,480	$12,876	$13,197
Adjustments to operating expenses:
Adjustments to cost of sales	(243)	(314)	(1,126)	(1,249)
Adjustments to research and development expenses	(18)	(22)	(80)	(85)
Adjustments to selling, general and administrative expenses	(21)	(26)	(104)	(185)
Certain net charges pursuant to our restructuring initiative (c)	(27)	(9)	(83)	(24)
Acquisition-related adjustments (d)	(1)	(3)	(292)	(4)
Expense related to legal proceedings	—	—	—	(105)

Total adjustments to operating expenses	(310)	(374)	(1,685)	(1,652)

Non-GAAP operating expenses	$3,247	$3,106	$11,191	$11,545

GAAP operating income	$2,245	$2,485	$9,973	$9,794
Adjustments to operating expenses	310	374	1,685	1,652

Non-GAAP operating income	$2,555	$2,859	$11,658	$11,446

GAAP operating income as a percentage of product sales	40.3%	43.9%	45.8%	44.7%
Adjustments to cost of sales	4.3	5.5	5.2	5.7
Adjustments to research and development expenses	0.3	0.4	0.3	0.3
Adjustments to selling, general and administrative expenses	0.4	0.5	0.4	0.8
Certain net charges pursuant to our restructuring initiative (c)	0.6	0.2	0.4	0.2
Acquisition-related adjustments (d)	0.0	0.0	1.4	0.0
Expense related to legal proceedings	0.0	0.0	0.0	0.6

Non-GAAP operating income as a percentage of product sales	45.9%	50.5%	53.5%	52.3%

GAAP income before income taxes	$2,214	$2,283	$9,597	$9,163
Adjustments to operating expenses	310	374	1,685	1,652

Non-GAAP income before income taxes	$2,524	$2,657	$11,282	$10,815

GAAP provision for income taxes	$6,478	$348	$7,618	$1,441
Adjustments to provision for income taxes:
Income tax effect of the above adjustments to operating expenses (e)	98	113	538	525
Other income tax adjustments (f)	(6,156)	36	(6,120)	64

Total adjustments to provision for income taxes	(6,058)	149	(5,582)	589

Non-GAAP provision for income taxes	$420	$497	$2,036	$2,030

GAAP tax as a percentage of income before taxes	292.6%	15.2%	79.4%	15.7%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments to operating expenses (e)	-32.1	2.1	-7.1	2.5
Other income tax adjustments (f)	-243.9	1.4	-54.3	0.6

Total adjustments to provision for income taxes	-276.0	3.5	-61.4	3.1

Non-GAAP tax as a percentage of income before taxes	16.6%	18.7%	18.0%	18.8%

GAAP net (loss) income	$(4,264)	$1,935	$1,979	$7,722
Adjustments to net (loss) income:
Adjustments to income before income taxes, net of the income tax effect	212	261	1,147	1,127
Other income tax adjustments (f)	6,156	(36)	6,120	(64)

Total adjustments to net income	6,368	225	7,267	1,063

Non-GAAP net income	$2,104	$2,160	$9,246	$8,785

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted EPS.

	Three months ended		Three months ended
	December 31, 2017		December 31, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net (loss) income	$(4,264)	$2,104	$1,935	$2,160

Shares (Denominator)
Weight-average shares for basic EPS	724	724	742	742
Effect of dilutive securities	—	5	6	6

Weighted-average shares for diluted EPS	724	729	748	748

Diluted (loss) earnings per share (g)	$(5.89)	$2.89	$2.59	$2.89

	Year ended		Year ended
	December 31, 2017		December 31, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,979	$9,246	$7,722	$8,785

Shares (Denominator)
Weight-average shares for basic EPS	731	731	748	748
Effect of dilutive securities	4	4	6	6

Weighted-average shares for diluted EPS	735	735	754	754

Diluted EPS	$2.69	$12.58	$10.24	$11.65

(a)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.
(b)

The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations. For the year ended December 31, 2016, the adjustment also included a $73-million charge resulting from the reacquisition of Prolia®, XGEVA® and Vectibix® license agreements in certain markets from Glaxo Group Limited.

(c)

For the three months and year ended December 31, 2017, the adjustments related primarily to severance expenses associated with our restructuring initiative. For the three months and year ended December 31, 2016, the adjustments related primarily to asset-related charges associated with our site closures.

(d)	For the year ended December 31, 2017, the adjustment included net charges associated with the discontinuance of the internal development of AMG 899.
(e)

The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months and year ended December 31, 2017, were 31.6% and 31.9%, respectively, compared with 30.2% and 31.8% for the corresponding periods of the prior year.

(f)

For the three months and year ended December 31, 2017, the adjustments related primarily to the impact of U.S. Corporate tax reform, including the repatriation tax on accumulated foreign earnings and the remeasurement of certain net deferred and other tax liabilities. For the three months and year ended December 31, 2016, the adjustments related to certain acquisition items and prior period items excluded from GAAP earnings.

(g)	During periods of net loss, diluted loss per share is equal to basic loss per share as the anti-dilutive effect of potential common shares is disregarded.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Amgen Inc.

Reconciliations of Cash Flows

(In millions)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$3,012	$3,100	$11,177	$10,354
Net cash used in investing activities	(78)	(1,222)	(4,024)	(8,658)
Net cash used in financing activities	(2,134)	(2,122)	(6,594)	(2,599)

Increase (decrease) in cash and cash equivalents	800	(244)	559	(903)
Cash and cash equivalents at beginning of period	3,000	3,485	3,241	4,144

Cash and cash equivalents at end of period	$3,800	$3,241	$3,800	$3,241

	Three months ended		Years ended
	December 31,		December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$3,012	$3,100	$11,177	$10,354
Capital expenditures	(153)	(227)	(664)	(738)

Free cash flow	$2,859	$2,873	$10,513	$9,616

Reconciliation of GAAP EPS Guidance to Non-GAAP

EPS Guidance for the Year Ending December 31, 2018

(Unaudited)

GAAP diluted EPS guidance			$11.18	—	$12.36
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses	(a	)		1.31
Restructuring charges			0.03	—	0.11

Non-GAAP diluted EPS guidance			$12.60	—	$13.70

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.40 per share, in the aggregate.
(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of non-GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value of our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP

Tax Rate Guidance for the Year Ending December 31, 2018

(Unaudited)

	2018
GAAP tax rate guidance	13.0%	—	14.0%
Tax rate effect of known adjustments discussed above		1.0%

Non-GAAP tax rate guidance	14.0%	—	15.0%